EXHIBIT 99.2



PRESS RELEASE

RECKSON ASSOCIATES REALTY CORP.                      SARD VERBINNEN & CO.
625 RECKSON PLAZA                                    (212) 687-8080 (PHONE)
UNIONDALE, NY  11556                                 CONTACT: PAUL CAMINITI
(516) 506-6000 (PHONE)                                        DENISE DESCHENES
(516) 506-6800 (FACSIMILE)                                    JEFF MATHEWS
CONTACT:  SUSAN MCGUIRE

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       RECKSON CONFIRMS RECEIPT OF PROPOSAL FROM ROME ACQUISITION LIMITED
                                  PARTNERSHIP

       BOARD TO REVIEW PROPOSAL IN ACCORDANCE WITH TERMS OF PENDING MERGER
                            AGREEMENT WITH SL GREEN

(UNIONDALE, NEW YORK, NOVEMBER 16, 2006) - RECKSON ASSOCIATES REALTY CORP. (NYSE: RA) confirmed today that it had received a proposal from Rome Acquisition Limited Partnership, a partnership formed by entities associated with Harry Macklowe and Carl C. Icahn to acquire Reckson. The proposal for $49 per share in cash for all of Reckson outstanding shares is based solely on public information and is subject to due diligence. A copy of the letter will be filed by Reckson with the SEC under a Form 8-K.

Reckson's Board has determined by a vote of its independent directors and in accordance with the terms of its existing merger agreement with SL Green Realty Corp. to engage in discussions with Messrs. Macklowe and Icahn with respect to their proposal to determine whether a transaction on the terms specified in the letter can be consummated and have offered to enter into a confidentiality agreement with Rome. Reckson cautioned that these discussions may be terminated at any time and that there can be no assurances as to whether the Rome proposal will ultimately result in a transaction with Reckson at either the price set forth in the Rome proposal or otherwise. Reckson noted that its shareholders meeting is scheduled for Wednesday, November 22, 2006 and the Reckson Board, by a vote of its independent directors, has reaffirmed its recommendation of Reckson's pending merger with SL Green. The Reckson Board is determined to move promptly with regard to these matters including an assessment of the potential implications of the Rome proposal with respect to the scheduled shareholders meeting.

ADDITIONAL INFORMATION AND WHERE TO FIND IT



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Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at www.sec.gov . The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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